Exhibit 99.1
September 21, 2010
Anthera Pharmaceuticals Announces Pricing of $31.5 Million PIPE Financing
HAYWARD, Calif., Sept 21, 2010 — Anthera Pharmaceuticals, Inc. (Nasdaq: ANTH), today announced that it has entered into definitive agreements with certain accredited investors in connection with a private placement, or PIPE, financing transaction pursuant to Section 4(2) of the Securities Act of 1933, as amended, and Regulation D promulgated thereunder. Upon the closing of the transaction, Anthera will receive gross proceeds of approximately $31.5 million in exchange for the issuance to such investors of 10,500,000 units, with each unit consisting of one share of Anthera common stock and one warrant to purchase 0.40 shares of Anthera common stock. The warrants will be exercisable for a period of five years from the date of their issuance at an exercise price of $3.30 per share. The closing of the transaction, which is subject to customary closing conditions, is scheduled to occur on or prior to September 24, 2010. Anthera intends to use the net proceeds of the transaction to fund the previously announced expansion of Anthera’s A-623 Phase 2b study, known as PEARL-SC (A Randomized, Double-Blind Phase 2b Study to Evaluate the Efficacy, Safety, and Tolerability of A-623 AdministRation in Subjects with Systemic Lupus Erythematosus), the manufacture of Phase 3 material for A-623, and for general corporate purposes.
Piper Jaffray & Co. served as sole lead placement agent and Wedbush PacGrow Life Sciences served as co-placement agent for the transaction.
Following the completion of the transaction, Anthera expects that its Board of Directors will appoint Peter Thompson, M.D. to the Board of Directors. Dr. Thompson is currently a Venture Partner with OrbiMed Advisors, LLC and has over 20 years of industry experience. He co-founded Trubion Pharmaceuticals, and served as CEO and Chairman from its inception through its IPO on NASDAQ and as a public company until his retirement in 2009. Dr. Thompson is the former Vice President and General Manager of Chiron Informatics at Chiron Corporation and held various executive positions at Becton Dickinson, including Vice President Research and Technology Department of BD Bioscience. Dr. Thompson is a co-founder of iMetrikus, a clinical decision support company, where he served as CEO and Chairman. He is the founder and Managing Director of Strategicon Partners, an investment and management services company. He serves as a Director of Response Biomedical and CoDa Therapeutics. Dr. Thompson is an Ernst & Young Entrepreneur of the Year awardee, an inventor on numerous patents, a board-certified internist and oncologist, and was on staff at the National Cancer Institute following his internal medicine training at Yale University.
This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.
The securities to be sold in the private placement have not been registered under the Securities Act of 1933, as amended, or state securities laws and may not be offered or sold in the United States absent registration with the Securities and Exchange Commission or an applicable exemption from such registration requirements. Anthera has agreed to file a registration statement with the Securities and Exchange Commission covering the resale of the shares of common stock, including the shares of common stock issuable upon exercise of the warrants, sold in the private placement. Anthera has agreed to file the registration statement within 30 days of the closing of the private placement. If any shares are unable to be included on the initial registration statement, Anthera has agreed to file subsequent registration statements until all the shares have been registered, and the registration rights agreement imposes certain customary cash penalties on Anthera for its failure to satisfy specified filing and effectiveness time periods.
About Anthera Pharmaceuticals
Anthera Pharmaceuticals is a biopharmaceutical company focused on developing and commercializing products to treat serious diseases associated with inflammation, including cardiovascular and autoimmune diseases. Anthera has one Phase 3 clinical program, A-002, and two Phase 2 clinical programs, A-623 and A-001. A-002 and A-001 inhibit a novel enzyme target known as sPLA2 . Elevated levels of sPLA2 have been implicated in a variety of acute inflammatory conditions, including acute coronary syndrome and acute chest syndrome, as well as chronic diseases such as stable coronary artery disease (CAD). Anthera’s Phase 2 product candidate, A-623, targets elevated levels of B-lymphocyte stimulator (or BAFF, or BLyS), which has been associated with a variety of B-Cell mediated autoimmune diseases, including systemic lupus erythematosus (lupus). For more information, please visit www.anthera.com.
Safe Harbor Statement
Any statements contained in this press release that refer to future events or other non-historical matters are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These include statements relating to whether and when the private placement will close, Anthera’s anticipated uses of the net proceeds of the transaction and whether and when Anthera’s Board of Directors will appoint Dr. Peter Thompson to Anthera’s Board of Directors. These forward-looking statements are based on Anthera’s expectations as of the date of this press release and are subject to certain risks and uncertainties that could cause actual results to differ materially as set forth in the Company’s public filings with the Securities and Exchange Commission, including Anthera’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2010. Anthera disclaims any intent or obligation to update any forward-looking statements, whether because of new information, future events or otherwise, except as required by applicable law.
CONTACT: Juliane Snowden of Burns McClellan, Inc., jsnowden@burnsmc.com or 212.213.0006.